Exhibit A

                                    July 27 2005

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

     Re: Application on Form U-1 of Enron Corp. et al., SEC File No. 70-10309
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Ladies and Gentlemen:

          This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the above-referenced application (the "Omnibus Application") of Enron Corp. ("Enron"), on its behalf and on behalf of its subsidiaries listed in Exhibit D of the Omnibus Application (collectively, "Applicants")./1 The Omnibus Application seeks an order of the Commission under the Public Utility Holding Company Act of 1935 (the "Act") authorizing certain financing, non-utility corporate reorganizations, dividends, affiliate sales of goods and services and other transactions described in the Omnibus Application, until July 31, 2008 to allow Enron and its subsidiaries to continue to operate their businesses./2 The authorizations requested in the Omnibus Application would extend and/or modify certain financing and other authorizations granted by the Commission in the Omnibus and Supplemental Orders./3 Applicants requested that the Commission reserve jurisdiction over the transactions proposed in the Omnibus Application for periods subsequent to July 31, 2006, until the record is supplemented with regard to such transactions. As used in the Omnibus Application, the term "Authorization Period" refers to the period from the issuance of the Commission's order granting the Application through July 31, 2006.

          As General Counsel of Enron, I deliver this opinion to you for filing as Exhibit A to the Omnibus Application. I am a member of the bar of Texas. I am not a member of the bar of any other state of the United States, including states in which certain of the Applicants are organized and doing business, and I do not hold myself out as an expert in the laws of such states. For purposes of this opinion, as described herein, I have relied on advice from counsel employed or retained by the Applicants with respect to matters under the laws of states other than Texas, and


________________________________
/1 Any terms used in this opinion have the same meanings assigned to them in the Omnibus Application.
/2 Enron and certain of the other Applicants were debtors in possession under chapter 11 of the Bankruptcy Code and filed a chapter 11 plan and related disclosure statement with the United States Bankruptcy Court for the Southern District of New York ("Bankruptcy Court"). The Plan and disclosure statement are Exhibits F and G to the Omnibus Application. By order, dated July 15, 2004, the Bankruptcy Court confirmed the Supplemental Modified Fifth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated July 2, 2004 (the "Plan"). The Effective Date of the Plan occurred on November 17, 2004. With limited exceptions the Debtors became Reorganized Debtors.
/3 Enron Corp., et al., Holding Co. Act Release No. 27809 (March 9, 2004) ("Omnibus Order"), Enron Corp., et al., Holding Co. Act Release No. 27882 (August 6, 2004) ("Supplemental Order ").

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Securities and Exchange Commission
July 27, 2005
Page 2


on advice from the firm of LeBoeuf, Lamb, Greene & MacRae LLP with respect to matters under the Act.

          In connection with this opinion letter, I or other attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of Enron and its subsidiary companies, certificates of public officials, certificates of officers and representatives of Enron and its subsidiary companies, and such other documents or other records as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to such opinions, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents. In addition, the opinions expressed herein are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

          a. The Commission shall have duly entered an appropriate order or orders with respect to the transactions proposed in the Omnibus Application, granting and permitting the Omnibus Application to become effective under the Act and the rules and regulations thereunder, and such transactions are consummated in accordance with the Omnibus Application and the Commission's orders;

          b. The transactions proposed in the Omnibus Application shall have been duly authorized and approved to the extent necessary by the Bankruptcy Court, and, as the case may be, by the boards of directors or other governing bodies of the Applicants;

          c. The transactions proposed in the Omnibus Application shall have been, to the extent applicable, consummated in accordance with the Plan and Disclosure Statement;

          d. All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the transactions under the Omnibus Application shall have been obtained or made, as the case may be, and shall have become final and unconditional in all respects and shall remain in effect (including the approval and authorization of the Commission under the Act) and such transactions shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations;

          e. Applicants shall have obtained all consents, waivers and releases, if any, required for the transactions described in the Omnibus Application under all applicable



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Securities and Exchange Commission
July 27 2005
Page 39


               governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits;

          f. No act or event, including but not limited to changes in laws or regulations and changes in, or new facts, shall have occurred subsequent to the date hereof which would necessitate a change in the opinions expressed below.

          Further, this opinion is provided on the basis of information and records believed to be substantially accurate, which have been compiled to the best of our abilities under the circumstances. However, Enron's bankruptcy was followed by the dismissal of its auditors, investigations by numerous state and federal agencies, and the filing of numerous law suits. A significant number of Enron employees were terminated from their positions or left the company voluntarily for employment elsewhere, and many Enron subsidiaries and assets have been sold, wound down, and or closed. All these factors have caused significant disruption at Enron and, therefore, it is impossible to determine with certainty that we have reviewed all information and records that are material to the transactions discussed herein.

          The transactions proposed in the Omnibus Application will occur over time in connection with the operation of the Enron group companies in the ordinary course of business. In addition, other transactions will occur in conjunction with the restructuring, sale and dissolution of Enron businesses in furtherance of the Plan.

          Enron will subject transactions that may be effected under the authorizations requested in the Omnibus Application to legal and business reviews. The objective of this process is to assure that applicable law is complied with and that the transactions benefit the holders of allowed claims under the Plan. In that connection, Enron employs in-house counsel located in its headquarters and in its several business units located in the United States and overseas. Enron supplements such counsel with local counsel and specialists in various areas of the law as necessary to assure that the legal review of proposed transactions is thorough and that such transactions are conducted in accordance with applicable law.

          Given the broad scope of Enron's operations, the number of entities in the Enron group and the complexity of some of the corporate and financial structures that Enron had used to hold and finance various assets and companies, it is impossible to state in advance with certainty that in each and every case all applicable laws will be observed. However, there is a very low likelihood that any material transaction entered into would not comply with applicable law.

          Subject to such qualifications discussed herein, I am reasonably confident that the transactions proposed in the Omnibus Application would be conducted in accordance with applicable law. In particular, Enron will take all reasonable measures to assure that:


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          a.   All state laws applicable to the Applicants in connection with the transactions proposed in the Omnibus Application will be complied with at the time Applicants undertake such transactions; however, I express no opinion as to the need to comply with state blue sky laws;

          b. Each of the Applicants issuing securities being sold, acquired, guaranteed, assumed or modified in connection with the transactions proposed in the Omnibus Application is validly organized and duly existing in its respective state of incorporation;

          c. Any shares of stock to be issued in connection with the transactions proposed in the Omnibus Application will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges;

          d. Any debt instruments to be issued in connection with the transactions under the Omnibus Application will be valid and binding obligations of the issuer or guarantor in accordance with the terms of such instruments, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting the enforceability of creditor's rights generally and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

          e. Applicants may legally acquire any securities or assets proposed to be acquired in the Omnibus Application.

          f. The consummation of the transactions under the Omnibus Application will not violate the legal rights of the holders of any securities issued by the Applicants or any subsidiary or affiliate company thereof. However, as described in the Plan, it is unlikely that Enron stockholders will receive distributions under the Plan.

          This opinion is solely for your use in connection with your consideration of the above-referenced application, and may not be relied upon by you for any other purposes and may not be relied upon by others for any purpose. I hereby consent to the use of this opinion as an exhibit to the Omnibus Application.

                                       Very truly yours,
                                       /s/ Robert H. Walls, Jr.
                                       ------------------------
                                       Robert H. Walls, Jr.
                                       Executive Vice President and General
                                       Counsel, Enron Corp.